Exhibit 99.1

UTStarcom Closes Strategic Investment by Beijing E-town International Investment and

Development Co., Ltd and Other Investors

Jack Lu to Become CEO

Addition of Four New Board Members and Expansion of Board to Seven Members

ALAMEDA, Calif., September 7, 2010 / PRNewswire via COMTEX News Network/ — UTStarcom, Inc. (Nasdaq: UTSI) today announced that it has successfully closed the strategic investment transaction led by Beijing E-town International Investment and Development Co., Ltd.(“BEIID”), an investment company established by the Beijing Municipality, following revisions in terms from those announced on February 1, 2010. Under the revised terms, UTStarcom received a total investment of $36.6 million and issued approximately 18.1 million shares of common stock, equating to a per share purchase price of approximately $2.03.  BEIID (through E-town International Holding (Hong Kong) Co., Limited) invested approximately $23.0 million and Shah Capital Management (through Shah Capital Opportunity Fund LP) invested $11.0 million.  Ram Max Group Limited (through Elite Noble Limited) invested $2.6 million and received an option to purchase up to an additional approximately 4.0 million shares within the next two months. The purchase price for such shares would also be approximately $2.03 per share, subject to increase depending on the timing of the purchase. If the option were to be exercised in full, the total number of shares purchased by Ram Max Group would be approximately 5.3 million.

In connection with the closing of the transaction, Jack Lu, the Company’s former COO, has been appointed CEO and replaced Mr. Peter Blackmore on the Company’s Board of Directors. In addition, three new members joined the Company’s Board of Directors effective at closing. A new seat was created for Mr. Baichuan Du, a former Deputy Chief Engineer of China’s State Administration of Radio, Film and Television, increasing the total number of directors on the board from six to seven.  Mr. Xiaoping Li, Executive Deputy General Manager of BEIID and Mr. William Wong, a Managing Director at Yellowstone Capital, replaced Mr. Allen Lenzmeier and Mr. Jeff Clarke, who resigned from their board positions.

“We are pleased to execute this transaction as it provides an important foundation for strengthening UTStarcom’s relationships and presence in China,” commented Thomas Toy,

UTStarcom’s Chairman of the Board of Directors. “I am confident in Jack Lu’s ability to take over the CEO role as he has been managing most of the Company’s operations for the last six months. With the appointment of three capable strategic additions to the Board, UTStarcom has a solid leadership team in place to drive the future strategic direction of the Company in exciting ways. We thank Peter Blackmore for his past leadership, which has been instrumental in our Company’s transition.  We also thank Allen Lenzmeier and Jeff Clark for their past guidance and contributions as members of the Company’s Board of Directors.”

Jack Lu, UTStarcom’s new CEO added, “I am encouraged by the progress we have made to simplify the Company and improve our business. The new management team is focused on ramping bookings for IPTV and optical Broadband technologies in our target markets, particularly in China where the Company is well positioned to become a top supplier in China’s Triple Network Convergence, not only for equipment and system solutions but also for operations support services.”

UTStarcom’s operational headquarters have been moved to Beijing, China. The Company will continue to be domiciled in the U.S. and registered with the U.S. Securities and Exchange Commission (“SEC”) and be subject to the same SEC reporting requirements. The company’s shares will continue to trade on the NASDAQ stock market under the ticker symbol “UTSI.”

BofA Merrill Lynch acted as financial advisor to UTStarcom. Wilson Sonsini Goodrich & Rosati, Professional Corporation served as outside counsel to UTStarcom. Yellowstone Capital advised and coordinated among BEIID, Shah Capital and Ram Max in connection with the transaction.

About UTStarcom, Inc.

UTStarcom is a global leader in IP-based, end-to-end networking solutions and international service and support. The Company sells its solutions to operators in both emerging and established telecommunications markets around the world. UTStarcom enables its customers to rapidly deploy revenue-generating access services using their existing infrastructure, while providing a migration path to cost-efficient, end-to-end IP networks.

Founded in 1991 and with its operational headquarters in Beijing, China, the Company has research and development operations in the United States, China, and India. For more information about UTStarcom, visit the Company’s Web site at http://www.utstar.com.

Forward-Looking Statements

This release includes forward-looking statements, including statements regarding the Company’s strategy to reduce operating expenses, achieve profitability, invest in selective products and certain geographic regions, transition to a new business model and management and its positioning for success in China’s Triple Network Convergence.  These statements are forward-looking in nature and subject to risks and uncertainties that may cause actual results to differ materially. These risks include the ability of the Company to realize anticipated results of operational improvements, increase bookings, successfully transition to a new management team and headquarters location, execute on its business plan and manage regulatory matters as well as risk factors identified in its latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as filed with the Securities and Exchange Commission. The Company is in a period of significant transition and in the conduct of its business is exposed to additional risks as a result. All forward-looking statements included in this release are based upon information available to the Company as of the date of this release, which may change, and we assume no obligation to update any such forward-looking statement.

For more information, please contact:

Market Street Partners

Linda Rothemund

415-445-3236